                                               Filed pursuant to Rule 424(b)(5)
                                                     Registration No. 333-51164
                                                    (Pursuant to Rule 429, also
                                                    Registration No. 333-90443)
Prospectus Supplement
(To Prospectus dated December 18, 2000)


[LOGO] Leggett & Platt
INCORPORATED

$200,000,000
4.70% Notes due 2013

Interest payable April 1 and October 1

Issue price: 99.753%

The notes will mature on April 1, 2013. Interest will accrue from March 21, 2003. We may redeem the notes in whole or in part at any time at the redemption price described on page S-6. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The first interest payment will be made on October 1, 2003.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.


                         Price to     Underwriting Proceeds
                         Public       Discounts    to Us
                -----------------------------------------------
                Per Note 99.753%       .650%       99.103%
                -----------------------------------------------
                Total    $199,506,000  $1,300,000  $198,206,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from March 21, 2003 and must be paid by the purchaser if the notes are delivered after March 21, 2003. The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on March 21, 2003.

JPMorgan

    Wachovia Securities

       U.S. Bancorp Piper Jaffray

           SunTrust Robinson Humphrey

               ABN AMRO Incorporated

                  Barclays Capital

                      BNY Capital Markets, Inc.

                          TD Securities

                              Wells Fargo Institutional Trading and Sales

March 19, 2003

   No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made under this prospectus supplement or the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Leggett & Platt since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                 Page
                                                                                 ----
Leggett & Platt, Incorporated................................................... S-1
Forward-Looking Statements...................................................... S-3
Use of Proceeds................................................................. S-4
Ratio of Earnings to Fixed Charges.............................................. S-4
Description of Notes............................................................ S-5
Underwriting.................................................................... S-8
Legal Matters................................................................... S-9

                                   Prospectus
Leggett & Platt, Incorporated...................................................   3
Cautionary statement regarding forward-looking statements.......................   3
Ratio of earnings to fixed charges..............................................   4
Use of proceeds.................................................................   4
Description of debt securities..................................................   4
Plan of distribution............................................................  11
Experts.........................................................................  12
Where you can find more information about Leggett & Platt, Incorporated.........  13

                         LEGGETT & PLATT, INCORPORATED

   Leggett & Platt was incorporated in 1901 as the successor to a partnership formed in 1883 at Carthage, Missouri. That partnership was a pioneer in the development of steel coil bed springs. The founding spirit of partnership and innovation has encouraged an ongoing commitment to product and machinery development, advancing technologies and efficiencies, with solid growth. Today we are an industry leader with over 31,000 employee-partners in more than 300 locations around the world. We manufacture a wide range of engineered products and serve markets for:

  . Residential Furnishings--components for bedding, furniture and other furnishings, as well as related consumer products.

  . Commercial Fixturing & Components--retail store fixtures, displays, storage and material handling systems, components for office and institutional furnishings and plastic components.

  . Aluminum Products--die castings, custom tooling, machining, coating and other value added processes.

  . Industrial Materials--drawn steel wire, specialty wire products and welded steel tubing.

  . Specialized Products--automotive seating suspensions, control cable systems, and lumbar supports for automotive, office and residential applications, and machinery and manufacturing equipment.

Residential Furnishings

   Our residential furnishings products include a broad line of components used by manufacturers to make finished bedding and residential furniture products. Examples of residential furnishings components we manufacture include:

  . innerspring units for mattresses, and wood frames, coils and modules for boxsprings;

  . foam, textile and fiber cushioning materials, woven and non-woven construction fabrics for bedding, home furnishings and industrial applications;

  . springs and seating suspensions for chairs, sofas and other residential furniture;

  . steel mechanisms and hardware for reclining chairs, sleeper sofas and other types of motion furniture; and

  .   other furniture supplies and cut-to-size dimension lumber.

   We also manufacture or distribute finished residential furnishings. These finished products include bed frames, daybeds, headboards, adjustable electric beds, fashion beds, carpet underlay and non-slip coated fabrics.

   Most of our customers for residential furnishings manufacture finished bedding (mattresses and boxsprings) or upholstered furniture for residential use. Finished residential furnishings are sold to bedding and furniture manufacturers for resale or directly to retailers and distributors.

Commercial Fixturing & Components

   We manufacture a variety of commercial fixtures and commercial furnishings products, including both finished products and components.

   Finished commercial fixtures include point-of-purchase displays, store fixtures and shelving, racking, counters and carts used to store and handle materials, and utility vehicle rack systems. Point-of-purchase displays and store fixtures, made of wood, metal, wire and plastics, are used by a wide range of customers, including manufacturers, distributors and retailers of branded consumer products. We have the ability to provide custom designed full store fixture packages, as well as standardized shelving used by large retailers, grocery stores, discount chains and the like. Our commercial storage products provide for the efficient storage, organization and handling of materials used in food service, health care and other applications. Customers for these storage products include retailers, restaurants, light industrial and many other diverse businesses.

   Commercial furnishings components include chair controls (devices which allow office chairs to be adjusted to height, tilt and swivel), chair bases, columns, backrests, casters and other components used by customers that manufacture office, institutional and other commercial furnishings. We also produce plastic components for commercial furnishings customers as well as customers that make lawn care products, power tools, and other consumer or commercial products.

Aluminum Products

   We die cast aluminum components for use in a number of different industries, primarily for non-automotive applications. We also produce some zinc and magnesium die castings.

   We sell our castings to a diverse group of customers that manufacture industrial and consumer products. Our customers use these components in their production of gas barbecue grills, outdoor lighting fixtures, cable line amplifiers, wireless communications systems and other cable and telecommunication products, computer and electronics products, electric motors, consumer appliances, power tools, small-to-midsize gasoline engines, mid-to-large size diesel engines, motorcycles, snowmobiles, ATVs, trucks and automobiles.

   We also manufacture and refurbish dies (also known as molds or tools) for all types and sizes of die casting machines. These complementary products are sold to customers that buy our die castings and to others. We also provide extensive machining, coating, finishing, sub-assembly and other value-added services.

Industrial Materials

   We produce drawn steel wire and welded steel tubing, as well as specialty wire products. Drawn wire and welded steel tubing are important raw materials that we use widely in manufacturing our products. For example, we use wire to make our bedding and furniture components, commercial fixtures and furnishings, automotive seating components and other products.

   We use welded steel tubing in many of the same types of products, including our furniture mechanisms, store fixtures, displays, shelving and storage products and finished residential furnishings.

   In addition to supplying a portion of our needs for important materials, we sell drawn wire and welded steel tubing to a diverse group of industrial customers, such as manufacturers of lawn and garden equipment, recreational equipment, mechanical springs, automotive interiors and other products.

   Specialty wire products using our drawn wire include wire ties that secure cotton bales. Customers for these products include cotton gins and textile companies. We also manufacture and sell tying heads of various types which recyclers and waste removal businesses use to tie wire to bale solid waste materials. We manufacture and sell shaped wire to automotive companies and medical supply businesses.

Specialized Products

   We have two business units engaged in manufacturing specialized products. One concentrates on manufacturing components primarily for automotive interior applications. The other business unit designs, builds and sells specialized machinery and equipment. In the automotive area, we manufacture seating suspensions, lumbar support and control and power train cable systems. Subcontractors to automobile manufacturers as well as the manufacturers themselves are the primary customers for our automotive products.

   In the machinery area, we manufacture highly automated quilting machines for fabrics used to cover mattresses and other home furnishings, coilers used to fabricate springs of various types, industrial sewing machines, material handling systems, wide format digital printing equipment, and other products for factory automation. While bedding manufacturers are the primary customers for our machinery, we also design and produce some of these specialized products for our own use.

   We are a Missouri corporation, with our principal executive offices located at No.1 Leggett Road, Carthage, Missouri 64836 (Telephone: (417) 358-8131).

                          FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the attached prospectus include and may incorporate by reference forward-looking statements concerning possible future events, objectives, strategies, trends or results. Such statements are identified either by the context in which they appear or by use of the words such as "anticipate," "believe," "estimate," "expect," or the like.

   Readers are cautioned that any forward-looking statement reflects only the beliefs of Leggett & Platt or its management at the time the statement is made. In addition, readers should keep in mind that, because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have and we do not undertake any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. For all of these reasons, forward-looking statements should not be relied upon as a prediction of actual future events, objectives, strategies trends or results.

   It is not possible to anticipate and list all of the risks, uncertainties and developments which may affect the future operations or performance of Leggett & Platt, or which otherwise may cause actual events or results to differ from forward-looking statements. However, some of these risks and uncertainties include the following: our ability to improve operations and realize cost savings, future growth of acquired companies, our ability to bring startup operations on line as budgeted in terms of expense and timing, litigation risks, competitive and general economic and market conditions and risks, such as the rate of economic growth in the United States, inflation, government regulation, interest rates, taxation and the like; risks and uncertainties which could affect industries or markets in which Leggett & Platt participates, such as growth rates and opportunities in those industries, or changes in demand for certain products, and factors which could impact costs, including but not limited to the availability and pricing of raw materials, the availability of labor and wage rates, and fuel and energy costs. Furthermore, we have made and expect to continue to make acquisitions. Acquisitions present significant challenges and risks, and depending upon market conditions, pricing and other factors there can be no assurance that we can successfully negotiate and consummate acquisitions or successfully integrate acquired businesses into Leggett & Platt.

                                USE OF PROCEEDS

   We expect to use the net proceeds from the sale of the notes (estimated at $198,206,000, before deducting expenses of the offering) for general corporate purposes, which may include the repayment or refinancing of existing indebtedness, stock repurchases and/or to fund possible future acquisitions. Before we use the proceeds for these purposes, we may invest them in short term investments.

                      RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                               Twelve Months Ended
                                                   December 31,
                                             ------------------------
                                             2002 2001 2000 1999 1998
                                             ---- ---- ---- ---- ----
          Ratio of earnings to fixed charges 7.6  5.2  6.4  9.8  9.6

   Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.

                             DESCRIPTION OF NOTES

Title:

   4.70% Notes due 2013.

   General: We will issue the notes as a separate series of debt securities under an indenture, dated as of November 24, 1999, between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. For a description of the rights attaching to different series of debt securities under the indenture, see "Description of debt securities" beginning on page 4 of the attached prospectus.

   Ranking and Form: The notes will rank equally with all of our other unsecured and unsubordinated debt. We will issue the notes only in book-entry form through the facilities of The Depository Trust Company (the "Depositary"), and sales in book-entry form may be effected only through a participating member of the Depositary. See "Global securities" below.

Total Initial Principal Amount Being Issued:

   $200,000,000

Due Date for Principal:

   April 1, 2013

Interest Rate:

   4.70% per annum, computed on the basis of a 360-day year of twelve 30-day months.

Date Interest Starts Accruing:

   March 21, 2003

Interest Payment Dates:

   Every April 1 and October 1

First Interest Payment Date:

   October 1, 2003

Regular Record Dates for Interest:

   March 15, for April 1; September 15, for October 1

Limitations on Liens:

   As described in "Description of debt securities - Limitation on liens" beginning on page 7 of the accompanying prospectus, except as permitted below, neither we nor any subsidiary will create or have outstanding any mortgage, lien, pledge or other encumbrance upon any property, without providing that the notes will be secured equally and ratably with the debt so secured.

   The limitation on liens does not apply to a number of different types of liens described under "Description of debt securities - Limitation on liens" beginning on page 7 of the accompanying prospectus.

   Under the terms of the notes, the limitation will be modified so that it does not apply to any liens not so excluded if at the time and after giving effect to any debt secured by a lien such liens do not exceed 15%, rather than 10% as stated in the accompanying prospectus, of our consolidated assets. "Consolidated assets" is defined to mean the gross book value of our assets and our subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

Optional Redemption:

   The notes will be redeemable, in whole or in part, at the option of Leggett & Platt at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the notes, or (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus
12.5 basis points plus, in each case, accrued interest thereon to the date of redemption.

   "Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

   "Comparable Treasury Price" means, with respect to any date of redemption,
(i) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

   "Quotation Agent" means J.P. Morgan Securities Inc. or another Reference Treasury Dealer appointed by Leggett & Platt.

   "Reference Treasury Dealer" means (i) J.P. Morgan Securities Inc. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Leggett & Platt shall substitute another Primary Treasury Dealer; and
(ii) any other Primary Treasury Dealers selected by Leggett & Platt.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, after consultation with Leggett & Platt, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed. Unless Leggett & Platt defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Further Issues:

   We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that such further notes shall be consolidated and form a single series with the notes and shall have the same terms as to status, redemption or otherwise as the notes.

Paying Agent:

   The trustee under the indenture is our paying agent at its offices in New York, New York. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities:

   The notes will be represented by one or more global securities registered in the name of the nominee of the Depositary. We will issue the notes in denominations of $1,000 and integral multiples of $1,000. We will deposit the global security with the Depositary or its custodian and will register the global security in the name of the Depositary's nominee. See "Global securities" beginning on page 6 of the accompanying prospectus.

Trading in the Depositary:

   Indirect holders trading their beneficial interests in the global securities through the Depositary must trade in the Depositary's same-day funds settlement system and pay in immediately available funds.

Sinking Fund:

   There is no sinking fund.

Defeasance:

   The notes are subject to our ability to choose "legal defeasance" and "covenant defeasance" as described under the caption "Defeasance" on page 9 of the accompanying prospectus.

Definitive Securities:

   A permanent global security is exchangeable for definitive notes registered in the name of any person other than the Depositary or its nominee, only if:

      (a) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and we do not appoint a successor within 90 days;

      (b) in our discretion at any time, we determine not to have all of the notes represented by the global security and notify the trustee; or

      (c) an Event of Default has occurred and is continuing with respect to the notes.

Same-Day Settlement and Payment:

   The underwriters will make settlement for the notes in immediately available or same-day funds. So long as the notes are represented by the global security, we will make all payments of principal and interest in immediately available funds.

                                   * * * * *

   Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, so long as the notes are represented by the global security registered in the name of the Depositary or its nominee, the notes will trade in the Depositary's Same-Day Funds Settlement System. Secondary market trading activity in the notes represented by the global security will be required by the Depositary to settle in immediately available or same-day funds. We cannot give any assurances as to the effect, if any, of settlement in same-day funds on trading activity in the notes.

   This section summarizes the specific financial and legal terms of the notes that are more generally described under "Description of the debt securities" beginning on page 4 of the accompanying prospectus. If anything described in this section is inconsistent with the terms described under "Description of the debt securities" in the accompanying prospectus, you should consider the terms here to be the ones that prevail.

                                 UNDERWRITING

   Leggett & Platt and the underwriters for the offering named below have entered into an underwriting agreement and a pricing agreement (together, the "Underwriting Agreement") with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

         Underwriters                        Principal Amount of Notes
         ------------                        -------------------------
         J.P. Morgan Securities Inc.........       $100,000,000
         Wachovia Securities, Inc...........         30,000,000
         U.S. Bancorp Piper Jaffray Inc.....         30,000,000
         SunTrust Capital Markets, Inc......         10,000,000
         ABN AMRO Incorporated..............          6,000,000
         Barclays Capital Inc...............          6,000,000
         BNY Capital Markets, Inc...........          6,000,000
         TD Securities (USA) Inc............          6,000,000
         Wells Fargo Brokerage Services, LLC          6,000,000
                                                   ------------
            Total...........................       $200,000,000
                                                   ============

   Under the terms of the Underwriting Agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all of the notes.

   Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to .40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to .25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

   In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Underwriting Compensation:

                                                          Per
                                                          Note     Total
                                                          ----- -----------
       Underwriting Discounts and Commissions paid by us. .650% $ 1,300,000

   We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

   J.P. Morgan Securities Inc. ("JPMorgan") will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

   We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

   From time to time, the underwriters and their affiliates perform investment banking, commercial banking and other financial services for us and our affiliates. JPMorgan Chase Bank, the trustee under the indenture for the notes, is an affiliate of JPMorgan.

                                 LEGAL MATTERS

   The validity of the notes will be passed upon for the Company by Ernest C. Jett, Vice President, General Counsel and Secretary of the Company, Carthage, Missouri. Mr. Jett is paid a salary and a bonus by the Company, is a participant in various employee benefit plans offered by the Company, and owns and has options to purchase shares of common stock of the Company. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

PROSPECTUS

                         Leggett & Platt, Incorporated

                                 $500,000,000

                                Debt Securities

                               -----------------

   This prospectus describes debt securities which we may issue and sell at various times:

  . The debt securities may be debentures, notes (including notes commonly known as medium-term notes) or other unsecured evidences of indebtedness of Leggett & Platt.

  .   We may issue the debt securities in one or several series.

  . The total principal amount of debt securities to be issued under this prospectus will not be more than $500,000,000 or the equivalent amount in other currencies.

  . The terms of each series of debt securities (interest rates, maturity, redemption provisions and other terms) will be determined at the time of sale, and will be specified in a prospectus supplement delivered together with this prospectus at the time of sale.

   We may sell debt securities to or through underwriters, dealers or agents. We may also sell debt securities directly to investors. More information about the way we will distribute the debt securities is under the heading "Plan of distribution." Information about the underwriters or agents who will participate in any particular sale of debt securities will be in the prospectus supplement relating to that series of debt securities.

   Unless we state otherwise in a prospectus supplement, we will not list any of the debt securities on any securities exchange.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December 18, 2000.

Securities

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the "SEC." Under this registration statement, we may offer from time to time up to $500,000,000, or its equivalent in foreign or composite currencies, of debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

                                  Prospectus

                                                                          Page
                                                                          ----
  Leggett & Platt, Incorporated..........................................   3
  Cautionary statement regarding forward-looking statements..............   3
  Ratio of earnings to fixed charges.....................................   4
  Use of proceeds........................................................   4
  Description of debt securities.........................................   4
  Plan of distribution...................................................  11
  Experts................................................................  12
  Where you can find more information about Leggett & Platt, Incorporated  13

                         Leggett & Platt, Incorporated

   We manufacture a wide range of engineered products. Our company was incorporated in 1901 as the successor to a partnership formed in 1883 at Carthage, Missouri. That partnership was a pioneer in the development of steel coil bedsprings. Today we serve markets for:

  . Residential furnishings--components for bedding, furniture and other furnishings, as well as related consumer products.

  . Commercial furnishings--retail store fixtures, displays, storage and material handling systems, components for office and institutional furnishings and plastic components.

  . Aluminum products--die castings, custom tooling and dies, machining, coating and other value added processes and smelting of aluminum ingot.

  . Industrial materials--drawn wire, specialty wire products and welded steel tubing.

  . Specialized products--automotive seating suspensions, control cable systems and lumbar supports for automotive, office and residential application, and specialized machinery and manufacturing equipment.

   The term "company," unless the context requires otherwise, refers to Leggett & Platt, Incorporated and its majority owned subsidiaries.

   We are a Missouri corporation, with principal executive offices located at No. 1 Leggett Road, Carthage, Missouri 64836 (Telephone: (417) 358-8131) and on the world wide web at www.leggett.com. Information on our website does not constitute a part of this prospectus or any prospectus supplement or pricing supplement.

           Cautionary statement regarding forward-looking statements

   This prospectus, any prospectus supplement and any pricing supplement, as well as our public reports and statements may contain "forward-looking" statements concerning possible future events, objectives, strategies, trends or results. These statements are identified either by the context in which they appear or by use of words such as anticipate, believe, estimate, expect, or the like.

   Any forward-looking statement reflects only our beliefs at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have and do not undertake any duty to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made. For all of these reasons, you should not rely on forward-looking statements as a prediction of actual future events, objectives, strategies, trends or results.

   We cannot identify all of the risks, uncertainties and developments which may affect our future operations or performance, or which otherwise may cause actual events or results to differ from forward-looking statements. However, some of these risks and uncertainties include the following:

  . general economic and market conditions and risks, such as the rate of economic growth in the United States, inflation, government regulation, interest rates, taxation, and the like;

  . risks and uncertainties which could affect industries or markets in which the company participates, such as growth rates and opportunities in those industries, or changes in demand for certain products, and the like; and

  . factors which could impact costs, such as the availability and pricing of raw materials, the availability of labor and wage rates, and fuel and energy costs.

                      Ratio of earnings to fixed charges

   The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                    Nine months ended
                                      September 30,   Year ended December 31,
                                    ----------------- ------------------------
                                          2000        1999 1998 1997 1996 1995
                                    ----------------- ---- ---- ---- ---- ----
 Ratio of earnings to fixed charges        7.0        9.8  9.6  9.6  7.8  7.0
                                           ---        ---  ---  ---  ---  ---

   Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.

                                Use of proceeds

   We will use the net proceeds from the sale of the debt securities for general corporate purposes, unless we specify another use in the applicable prospectus supplement. General corporate purposes may include working capital additions, capital expenditures, stock redemption, debt repayment or financing for acquisitions. Before we use the proceeds for these purposes, we may invest them in short term investments.

                        Description of debt securities

   We will offer debt securities which represent our unsecured general obligations under an indenture dated as of November 24, 1999 between us and The Chase Manhattan Bank, as trustee.

   The following description sets forth the general terms and provisions that could apply to the debt securities. This description of certain provisions of the indenture is not complete. You should refer to the applicable provisions of the indenture filed as exhibit 4.1 to our registration statements filed with the SEC (File Nos. 333-51164 and 333-90443) covering the debt securities.

   Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus. When we refer to sections, we mean sections in the indenture which we are incorporating by reference.

General

   The indenture does not limit the aggregate principal amount of debt securities that we may issue under it nor does it limit other debt we may issue. The debt securities may be issued in one or more series as we may authorize at various times. A series of debt securities may be issued at more than one time and, unless we agree otherwise with the trustee, may be re-opened for issuance without notice to holders of such series. All debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their principal amount.

   The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  .   the title and aggregate principal amount of the debt securities;

  . the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

  . the maturity date or dates for the debt securities and any rights to extend these dates;

  . the person to whom interest is payable, if other than the person in whose name the debt security is registered as of the record date for payment of interest;

  . any annual rate or rates, which may be fixed or variable, or the method of determining any rate or rates, at which the debt securities will bear interest;

  . the date or dates from which interest will accrue and the interest payment date or dates;

  . the place or places where the principal of and any premium and interest on the debt securities will be payable;

  . the currency, currencies or composite currency in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, if other than United States dollars;

  .   any redemption or sinking fund terms;

  . any event of default or restrictive covenant with respect to the debt securities of a particular series, if not set forth in this prospectus, or any deletions or modifications thereof;

  . the extent to which the discharge and defeasance provisions apply to any series of securities or any modifications or additions thereto;

  . any index used to determine the amount of principal, premium or interest payable with respect to the debt securities;

  . whether the debt securities are to be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

  . if other than in denominations of $1,000 or multiples of $1,000, the denominations in which debt securities will be issued;

  . the part of the principal amount of debt securities which will be payable upon acceleration if less than the entire amount;

  . if the principal amount of the debt securities or interest paid on the debt securities are set forth or payable in a currency other than U.S. dollars, whether and under what terms and conditions we may defease the debt securities; and

  . any other terms of the series, which will not conflict with the terms of the indenture. (Section 301)

   We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under the registration statement.

   We will describe special federal income tax and other considerations relating to debt securities denominated in foreign currencies in the applicable prospectus supplement.

   Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Exchange, registration and transfer

   Debt securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

Transfers and exchanges may be made without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents, in addition to the security registrar, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which such transfer agent acts. We may at any time appoint additional transfer agents with respect to any series of debt securities. (Section 305).

Payment and paying agents

   Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the office of the paying agent or paying agents that we appoint at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that security is registered at the close of business on the regular record date for such interest.

   If we do not pay interest when due, that interest will no longer be payable to the holder of the debt security on the record date for such interest. We will pay any defaulted interest, at our election:

  . to the person in whose name the debt security is registered at the close of business on a special record date set by the Trustee between 10-15 days before the payment of such defaulted interest and at least 10 days after the receipt by the Trustee of notice of the payment by us; or

  . in any other lawful manner that is consistent with the requirements of any securities exchange on which the debt securities are listed if, after we give notice to the Trustee, the Trustee determines the manner of payment is practicable. (Section 307).

Global securities

   The prospectus supplement will indicate whether we are issuing the related debt securities as book-entry securities. Book-entry securities of a series will be issued in the form of one or more global notes that will be deposited with The Depository Trust Company, New York, New York, (which we refer to as the "DTC") and will evidence all of the debt securities of that series. This means that we will not issue certificates to each holder. We will issue one or more global securities to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who own the debt securities. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be made only through, records maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder of debt securities under the indenture.

   The laws of some jurisdictions require that certain purchasers of securities such as debt securities take physical delivery of such securities in definitive form. Such limits and such laws may impair your ability to acquire or transfer beneficial interests in the global security.

   We will make payments on each series of book-entry debt securities to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Leggett & Platt, the trustee nor any of their agents will be responsible or liable for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

   DTC has advised us that, when it receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC's records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in "street name") and will be the sole responsibility of such participants.

   A global security representing a series will be exchanged for certificated debt securities of that series only if (x) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (the "1934 Act") and we do not appoint a successor within 90 days, (y) we decide that the global security shall be exchangeable or (z) there is an event of default under the indenture with respect to the debt securities represented by such global security. If that occurs, we will issue debt securities of that series in certificated form in exchange for such global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of such series equal in principal amount to such beneficial interest and to have such debt securities registered in its name. We would issue the certificates for such debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

   DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

Certain restrictive covenants

   The indenture does not contain any covenants or provisions designed to protect the holders of the notes if we enter into a transaction that adversely affects our debt to equity ratio or many other types of material transactions.

Limitations on liens

   Unless we specify otherwise in the applicable prospectus supplement or as permitted below, neither we nor any subsidiary, will create or have outstanding, any mortgage, lien, pledge or other encumbrance upon any property, without providing that the debt securities will be secured equally and ratably or prior to the debt.

   A subsidiary is any corporation, partnership or other entity of which we or one of our subsidiaries owns more than 50% of equity interest with voting power.

   The limitation on liens does not apply to:

  .   liens existing on the date of the indenture;

  . liens that secure or pay the costs of acquiring, developing, refurbishing, constructing or improving that property;

  . liens on any acquired property existing at the time it is acquired by us, whether or not we assume the related indebtedness;

  . liens on property, shares of capital stock or other assets of a subsidiary existing at the time it becomes a subsidiary;

  . liens securing debt of a subsidiary owed to us or another of our subsidiaries or securing our debt to a subsidiary;

  . liens on any property, shares of stock or assets existing at the time it is acquired by us, whether by merger, consolidation, purchase, lease or some other method;

  . liens on property which the creditor has recourse only to such property or proceeds from it;

  .   liens on property which do not materially detract from its value;

  . any extension, renewal or replacement of any of the liens referred to above;

  . liens in connection with legal proceedings with respect to any of our material property;

  . liens for taxes or assessments, landlords' liens, mechanics' liens, or charges incidental to the conduct of business or ownership of property, not incurred by borrowing money or securing debt, or not overdue, or liens we are contesting in good faith, or liens released by deposit or escrow; and

  . liens for penalties, assessments, clean-up costs or other governmental charges relating to environmental protection matters.

   The limitation does not apply to any liens not excluded by the above examples if at the time and after giving effect to any debt secured by a lien such liens do not exceed 10% of our consolidated assets. "Consolidated assets" is defined to mean the gross book value of our assets and our subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles. (Section 1003).

Limitations on sale and leaseback

   Unless we specify otherwise in the applicable prospectus supplement or as permitted below, neither we nor any subsidiary of ours will enter into any sale and leaseback transaction. A sale and leaseback transaction occurs when we or a subsidiary of ours sell or arranges to sell or transfer a principal property back to a lender or investor and we or a subsidiary will in turn lease the principal property back from the lender or investor, except for temporary leases for a term, including renewals at the option of the lessee, if not more than three years and except for leases between us and one of our subsidiaries or between our subsidiaries. A "principal property" is any of our owned or leased manufacturing plants located in the United States of America, not including any plant(s) our board of directors determines are not of material importance to the business of our company and its subsidiaries taken as whole.

   The restrictions on sale and leaseback transactions do not apply where either: (a) we or a subsidiary would be entitled to create debt secured by a lien on the property to be leased in an amount at least equal to "attributable debt" (as referred to below), without equally and ratably securing the debt securities, or (b) within a period twelve months before and twelve months after the consummation of the sale and leaseback transaction, we or one of our subsidiaries expends on the property, an amount equal to:

  . the net proceeds of the sale of the real property leased pursuant to the transaction and we designate this amount as a credit against the transaction, or

  . part of the net proceeds of the sale of the real property leased pursuant to the transaction and we designate this amount as a credit against the transaction and apply an amount equal to the remainder due as described below.

  . Attributable debt is the present value discounted at the interest rate implicit in the terms of the lease of the lessee's obligation for the remaining net rent payments due under the remaining term of the lease, including any effective renewal term or period which may, at the option of the lessor, be extended.

   The limitation on sale and leaseback transactions also does not apply if at the time of the sale and leaseback:

  . we apply, within 90 days of the effective date of any transaction, a cash amount equal to the attributable debt to retire debt for money we or our subsidiaries borrowed, not subordinate to the debt securities, which matures, or is extendible or renewable 12 months after the creation of the debt at the obligor's sole option without the consent of the obligee. (Section 1004).

Limitation on consolidations and mergers

   We may not consolidate or merge with any other person or convey or transfer our properties and assets substantially as an entirety to another person or permit another corporation to merge into us, unless, among other conditions:

  . the successor is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state;

  . the successor person, if not us, assumes our obligations on the debt securities and under the indenture; and

  . after giving effect to the transaction and treating any debt which becomes our obligation as a result of the transaction as incurred by us at that time, no event of default occurs under the indenture. (Section
      801).

Defeasance

   The indenture contains a provision that, unless made inapplicable to any series of debt securities, permits us to elect (a) to defease and be discharged from all of our obligations, subject to limited exceptions with respect to any series of debt securities then outstanding, which we refer to below as "legal defeasance," or (b) to be released from our obligations under certain restrictive covenants, including those described above under "Certain restrictive covenants," which we refer to as "covenant defeasance." To make either of the above elections, we must:

  . deposit in trust with the trustee, money, U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide sufficient money without reinvestment, or a combination of money and U.S. government obligations to repay in full the series of debt securities and any mandatory sinking fund payments;

  . deliver to the trustee an opinion of counsel that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred; and

  .   comply with certain other provisions. (Sections 403 and 1005).

Modification of the indenture

   Under the indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification. None of the following modifications, however, is effective against any holder without the consent of the holders of all of the affected outstanding debt securities:

  . changing the maturity or any installment of principal or interest on any of the debt securities;

  . reducing the principal amount, any premium or the rate of interest of any of the debt securities;

  . reducing the principal amount of an original issue discount debt security due and payable upon acceleration of its maturity;

  . changing the place for payment of or the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

  .   impairing any right to take legal action for an overdue payment;

  . reducing the percentage in principal amount of outstanding securities required to modify or waive compliance with the indenture; or

  . with some exceptions, modifying the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions. (Section 902).

   Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indenture will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indentures or make other provisions without the approval of any holder as long as no holder's interests are materially and adversely affected. (Section 901).

Waiver of certain covenants

   The indenture provides that we will not be required to comply with certain restrictive covenants, including those described above under "Certain restrictive covenants," if the holders of at least a majority in principal amount of each series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 1006).

Events of default, notice and waiver

   Unless otherwise provided in a prospectus supplement, "Event of default" when used in the indenture, will mean any of the following in relation to a series of debt securities:

  . failure to pay interest on any debt security for 30 days after the interest becomes due;

  .   failure to pay the principal on any debt security when due;

  . failure to deposit any sinking fund payment for 30 days after such payment becomes due;

  . failure to perform or breach of any other covenant or warranty in the indenture that continues for 60 days after the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series notifies us of the failure or breach;

  . default as defined under any other debt instrument with an outstanding amount due exceeding $50,000,000 that is accelerated and that continues 10 days without being discharged or the acceleration being rescinded after the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series notifies us of the acceleration;

  .   certain events of bankruptcy, insolvency or reorganization; or

  . any other event of default provided for debt securities of that series. (Section 501).

   If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare the principal of all of the outstanding debt securities of such series to be due and immediately payable in most circumstances. At any time after an acceleration of any debt securities of a series is made, but before a judgment for payment of money is obtained, the holders of at least a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind such acceleration. (Section 502).

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indenture or would involve the trustee in personal liability. (Section 512).

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indenture relating to the series, except a default (a) in the payment of the principal of or any premium or interest on any of the debt securities of the series or (b) with respect to a covenant or provision of such indenture which, under the terms of such indenture cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected. (Section 513).

   The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indenture at the request of those holders. (Section 603(e)).

   The indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. The trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders, however, the trustee may not withhold this notice in the case of a default in payment of principal, premium, interest or sinking fund installment with respect to any debt securities of the series. The above notice shall not be given until at least 30 days after the occurrence of a default in the performance of or a breach of a covenant or warranty in the indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series. (Section 602).

   The indenture requires us to file annually with the trustee a certificate, executed by one of our officers, indicating whether the officer has knowledge of any default under the indenture. (Section 704(4)).

Notices

   Notices to holders of debt securities will be sent by mail to the addresses of those holders as they appear in the security register. (Section 106).

Replacement of securities

   We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued. (Section 306).

Governing law

   The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112).

The trustee

   The Chase Manhattan Bank is trustee under the indenture. The trustee participates in at least one of our credit agreements and has other customary banking relationships with us and our affiliates.

                             Plan of distribution

   We may sell the debt securities (a) through underwriters or dealers; (b) directly to one or a limited number of institutional purchasers; or (c) through agents. This prospectus or the applicable prospectus supplement will set forth the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

   We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

   If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

   If a dealer is used in the sale of any debt securities, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

   We may sell debt securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

   If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

   The debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom debt securities are sold by us for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the debt securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                    Experts

   PricewaterhouseCoopers LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on PricewaterhouseCoopers LLP's report given on their authority as experts in accounting and auditing.

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    Where you can find more information about Leggett & Platt, Incorporated

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also obtain copies of our SEC filings at The New York Stock Exchange, Inc., 20 Broad Street, New York,
New York 10005.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (File No. 1-7845) until we sell all of the debt securities.

      (a) Our Annual Report on Form 10-K for the year ended December 31, 1999;

      (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

      (c) Our Current Reports on Form 8-K dated February 2, 2000 (filed February 2, 2000) and dated December 13, 2000 (filed December 13, 2000).

   You may request a copy of these filings, at no cost, by writing to or telephoning us, or by electronic mail request, at the following address:

      Investor Relations
      Leggett & Platt, Incorporated
      No. 1 Leggett Road
      Carthage, MO 64836
      (417) 358-8131
      Electronic mail: invest@leggett.com

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where an offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the applicable document.

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